SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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Lindsay Corporation
(Name of Registrant as Specified in its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
DIRECTOR COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
LINDSAY CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 28, 2008
     The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2707 North 108th Street, Suite 102, Omaha, Nebraska, on Monday, January 28, 2008, at 8:30 a.m., Central Standard Time, for the following purposes:
(1)	To elect two (2) directors for terms ending in 2011.

(2)	To ratify the appointment of KPMG LLP as the independent auditor for the Company for the fiscal year ending August 31, 2008.

(3)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     A Proxy Statement setting forth important information with respect to the election of directors and the ratification of the appointment of independent auditors is enclosed with this Notice of Annual Meeting.
     Only stockholders holding shares of the Company’s common stock of record at the close of business on December 4, 2007 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders, whether or not they expect to be present at the Annual Meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors
/s/ David B. Downing
David B. Downing, Secretary

Omaha, Nebraska
December 20, 2007
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

LINDSAY CORPORATION

PROXY STATEMENT
for
2008 ANNUAL MEETING OF STOCKHOLDERS
     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 28, 2008 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 4, 2007 are entitled to vote at the Annual Meeting.
     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later-dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.
     The principal executive offices of the Company are located at 2707 North 108th Street, Suite 102, Omaha, Nebraska 68164.
     This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 20, 2007.
Voting Securities and Beneficial Ownership
Thereof by Principal Stockholders,
Directors and Officers
     At the record date, there were 11,796,835 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes with respect to the election of directors.
     The following table sets forth, as of December 4, 2007, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 0.7% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted “FOR” each proposal being considered at the Annual Meeting. In addition, executive officers and directors are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of a Schedule 13G filed by Mr. Gary D. Parker reflecting Mr. Parker’s beneficial ownership as of December 31, 2006 as well as an additional report obtained from a third-party market analyst reviewing Schedule 13F reports filed with the Securities and Exchange Commission for the quarter ending September 30, 2007 with respect to the Company’s common stock.

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class
Directors and Executive Officers

Howard G. Buffett, Director	50,215	(2)	*

Michael N. Christodolou, Director and Chairman of the Board	50,343	(2)	*

Larry H. Cunningham, Director	45,035	(2)	*

J. David McIntosh, Director	39,911	(2)	*

Michael C. Nahl, Director	25,799	(2)	*

William F. Welsh II, Director	49,973	(2)	*

Richard W. Parod, Director, President and Chief Executive Officer	355,533	(2)	2.9

David B. Downing, Chief Financial Officer, Treasury, Secretary, Senior Vice President—Finance	12,170	(2)	*

Owen S. Denman, Chief Executive Officer–Barrier Systems, Inc.	9,854	(2)	*

Samir A. Haidar, Vice President–International	7,000	(2)	*

Barry A. Ruffalo, President–North American Irrigation	360	(2)	*

All current executive officers and directors as a group (12 persons)	648,144	(2)	5.5

Other Stockholders

Powershares Capital Management, LLC (3)	1,087,267		9.2

Pictet Asset Management SA(4)	1,050,100		8.9

Keeley Asset Management (5)	910,000		7.7

Wellington Management Co LLP (6)	669,400		5.7

Barclays Global Investors, N.A. (7)	656,172		5.6

Mellon Capital Management (8)	648,593		5.5

Gary D. Parker (9)	613,041		5.2

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being a part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse. The number of shares shown for stockholders reporting ownership as part of a group represents the total number of shares over which any member of the group has sole or shared voting or investment power.

(2)	Includes 32,396, 47,584, 37,460, 32,398, 23,286, 37,460, 326,500, 14,566, 0, 7,000, 0 and 559,850 shares which may be acquired currently or within 60 days of December 4, 2007 pursuant to the exercise of options by Messrs. Buffett, Christodolou, Cunningham, McIntosh, Nahl, Welsh, Parod, Downing, Denman, Haidar, Ruffalo and the current executive officers and directors as a group, respectively.

(3)	301 West Roosevelt, Wheaton, Illinois 60187.

(4)	60 Route Des Acacias, Geneva 73, Switzerland.

(5)	401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605.

(6)	75 State Street, Boston, Massachusetts 02109.

(7)	45 Fremont Street, San Francisco, California 94105.

(8)	One Mellon Center, Room 1365, Pittsburgh, Pennsylvania 15258.

(9)	6272 Country Club Drive, Columbus, Nebraska 68601. Mr. Parker is a former Chairman and Chief Executive Officer of the Company. Excludes 45,566 shares held by Mr. Parker’s spouse, Joanne E. Parker, for which he disclaims beneficial ownership.

Section 16(a) Beneficial Ownership
Reporting Compliance
     The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2007, except for late Form 4 Statements of Changes in Beneficial Ownership for Owen Denman and Randy Hester (both due November 3, 2006, filed November 29, 2006) and Samir Haidar (due December 5, 2006, filed February 1, 2007).
ELECTION OF DIRECTORS
     The Company’s Bylaws require that the Board of Directors is to be divided into three classes that are elected to the Board on a staggered basis for three year terms. At the Annual Meeting, the terms of two directors will terminate and stockholders will be voting on nominees to fill these two positions. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou and J. David McIntosh to serve as directors for terms ending in 2011. Messrs. Christodolou and McIntosh are each current directors of the Company and Mr. Christodolou serves as Chairman of the Board. Both Messrs. Christodolou and McIntosh have expressed an intention to serve, if elected, and the Board of Directors knows of no reason why either of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou and McIntosh and any other person pursuant to which they were nominated to serve on the Board of Directors.
     The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Messrs. Christodolou and McIntosh. If either of Messrs. Christodolou or McIntosh is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nomination Committee may recommend to the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU AND MCINTOSH AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2011.

Board of Directors and Committees
     The following table sets forth certain information regarding the directors of the Company. The Board of Directors has determined that each of Messrs. Christodolou, McIntosh, Cunningham, Buffett, Welsh and Nahl are independent directors of the Company under the listing standards adopted by the New York Stock Exchange. All members of the Board of Directors have held the positions with the companies (or their predecessors) set forth under “Principal Occupation” for at least five years, unless otherwise indicated.

		Principal	Director	Term To
Name	Age	Occupation	Since	Expire
		NOMINEES
Michael N. Christodolou	46	Founder and Manager of Inwood Capital Management, L.L.C. (1)	1999	2008

J. David McIntosh	64	Retired Executive Vice President of The Toro Company (2)	2002	2008

		DIRECTORS CONTINUING IN OFFICE

Larry H. Cunningham	63	Retired Senior Vice President, Corporate Affairs for Archer Daniels Midland Company (3)	2000	2009

Richard W. Parod	54	President and Chief Executive Officer of Lindsay Corporation (4)	2000	2009

Howard G. Buffett	53	President of Buffett Farms and President of the Howard G. Buffett Foundation (5)	1995	2010

William F. Welsh II	66	Retired Chairman of Election Systems & Software, Inc. (6)	2001	2010

Michael C. Nahl	65	Executive Vice President and Chief Financial Officer of Albany International Corp. (7)	2003	2010

(1)	Mr. Christodolou founded Inwood Capital Management, LLC in May 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas.

(2)	Mr. McIntosh served as Group Vice President of Professional and International Business Divisions of The Toro Company from 1996 until August 1998 when he was appointed Executive Vice President. Mr. McIntosh had been employed by The Toro Company for 26 years prior to retiring on January 31, 2002. Mr. McIntosh currently serves on the Board of Directors for Health Tech Solutions, Inc. and was also Chairman of StylePointe, LLC from 2004 until July 2007.

(3)	Prior to joining Archer Daniels Midland Company in 1993, Mr. Cunningham was employed by A.E. Staley Manufacturing Company from 1965 to 1990. Mr. Cunningham has served on the Board of Trustees for Millikin University and the James Millikin Trust.

(4)	Prior to joining the Company in April of 2000, Mr. Parod was the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President from 1994 to 1997.

(5)	Mr. Buffett has served for the past five years as President of Buffett Farms and President of the Howard G. Buffett Foundation. Mr. Buffett is also a director of Berkshire Hathaway, Inc.

(6)	From 1995 to 2002, Mr. Welsh was President and Chief Executive Officer of Election Systems & Software, Inc. From 2000 to 2003, Mr. Welsh served as Chairman of Election Systems & Software. Mr. Welsh was a director of Election Systems & Software prior to his retirement in 2003. He is also Chairman and a director of Ballantyne of Omaha, Inc as well as a member of its compensation committee.

(7)	Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed to his current position in 2005. Mr. Nahl is a director of GrafTech International Ltd. and serves on the Regional Advisory Board of JP Morgan Chase & Co.
     Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance
     The Board of Directors operates pursuant to the provisions of the Company’s certificate of incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer and Corporate Controller, as required by Section 406 of the Sarbanes Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.
     The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2007, the Board of Directors held five meetings. Each director attended 100% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during fiscal 2007.
     The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.
     The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
     Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal auditing function, and reviewing the adequacy of the Company’s internal accounting controls with management and auditors. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company.
     The Audit Committee is comprised of Directors Welsh (Chairman), Christodolou, McIntosh and Nahl, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Nahl and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee held eleven meetings during fiscal 2007.
     Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other employees reporting directly to the Company’s Chief Executive Officer. It also reviews compensation for directors and recommends changes to the Board. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and those employees who report directly to him. However, the final authority for setting those executive officers’ compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Committee Chair, any other

Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.
     The Compensation Committee periodically retains an independent outside compensation consulting firm, Mercer Human Resource Consulting, to assist and advise it on particular matters. Mercer Human Resource Consulting is engaged directly by the Compensation Committee, but its fees are paid by the Company. The nature and scope of Mercer’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation during fiscal 2007 are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.
     The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is comprised of Directors Cunningham (Chairman), Christodolou, McIntosh and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held eleven meetings during fiscal 2007.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company.
     The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company primarily through suggestions made by directors, management and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s annual meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 30, 2008. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.
     The Corporate Governance and Nominating Committee is comprised of Directors Christodolou (Chairman), Buffett, Cunningham and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held three meetings during fiscal 2007.
Compensation Discussion and Analysis
     Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. To that end, the Committee has determined that the total compensation program for executive officers should consist of the following components:
•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the market place.
It is the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be set at the median of manufacturing and general industry companies of similar size to the Company (measured by annual revenues) for comparable positions, based on available survey data.
     The Committee retained Mercer Human Resource Consulting (“Mercer”) to provide research, analysis and recommendations to the Committee regarding executives’ and directors’ compensation for fiscal 2007. Among other things, Mercer provided the Committee with compensation survey information to aid it in establishing the competitive market for the Company’s executive positions. The Committee requests such a survey approximately every three years in order to verify that its executive compensation plans are comparable to those paid by similar companies. The benchmarking survey included compensation data from two published survey sources, the 2005 Mercer Americas Executive Remuneration Database and the 2005/2006 Watson Wyatt Report on Top Management Compensation, which Mercer considered to be the best sources of compensation data for use by the Committee. Whenever possible, Mercer used reported market data for companies with annual revenues in the range of one-half to two times those of the Company. In total, over 120 companies were included in the benchmarking survey, 10 of which are also listed in the S&P Construction, Farm Machinery and Heavy Truck Index used in the Stock Performance Graph included in the Company’s Annual Report for the fiscal year ended August 31, 2007.
     In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. The Committee also considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2007 compensation for the executive officers.
     The Committee is of the view that awards of annual and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual and long-term compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements was less than the amounts that would have been payable based on the restated financial results.
     2007 Executive Compensation Program. The Company’s fiscal year 2007 compensation program for its executive officers, consisting of the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation, and the manner in which compensation for fiscal 2007 under these components was determined by the Committee for executive officers are as follows:
     Base Salary. Base salaries are designed to provide executive officers with a minimum level of compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salaries levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. Approximately every three years, the Committee considers compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the cases of Richard Parod and Owen Denman, base salaries were initially established by the terms of their employment agreements and are subject to annual increases as determined by the Committee.

     At its meeting on October 20, 2006, the Committee established the base salaries for each of the Named Executive Officers except for Mr. Ruffalo who joined the company in March 2007. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered both the recommendations of Mr. Parod for salary adjustments as well as the survey data presented by Mercer. Mr. Parod primarily made his recommendations for salary adjustments based on the Mercer report. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions by manufacturing and general industry companies with annual revenues similar to those of the Company. The Committee noted that the survey information indicated that Mr. Downing’s base salary was at a 15% premium to the median for chief financial officers employed by the companies included in the survey. The Committee determined that setting Mr. Downing’s base salary at this level was appropriate because he also performs the responsibilities of a chief administrative officer for the Company in addition to his role as Chief Financial Officer. For Mr. Ruffalo, the Committee considered the recommendation of Mr. Parod and discussed Mercer survey data related to the position in setting the base salary. With respect to Mr. Parod, the Committee considered the information from the Mercer survey, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary of approximately 10% was appropriate.
     Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan that was adopted by the Committee for fiscal 2007 (the “2007 MIP”). The Company used annual cash payments under the 2007 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for performance of specific operational duties or achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2007 MIP. The Committee adopted the 2007 MIP and established the financial and individual goals for executive officers under the 2007 MIP during the first quarter of fiscal 2007.
     The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive. This component consisted of two subcomponents: operating income and average working capital to sales. Operating income for purposes of the 2007 MIP was calculated using the Company’s Consolidated Statement of Operations for the fiscal year ended August 31, 2007 and then subtracting the operating income resulting from any acquisitions made during fiscal 2007. Average Working Capital to sales was defined to include two key components of working capital: average month end inventories plus average month end accounts receivables divided by fiscal 2007 operating revenues as reported on the Company’s Consolidated Statement of Operations for the year ended August 31, 2007, net of any effect of acquisitions made during fiscal 2007. This component was designed as a measure of the Company’s utilization of its working capital. The average working capital to sales subcomponent is calculated using the average of an entire 12 month’s worth of information in order to reduce any distortion caused by the seasonal nature of the Company’s business. The Committee chose to use operating income as the primary financial performance measure for determining annual cash incentive awards under the 2007 MIP because it considered this to be the financial measure over which the Named Executive Officers had the greatest influence, it closely aligned the interests of officers with the creation of shareholder value and it was easy for management and stockholders to understand. Accordingly, this component was assigned a weighting of 80% by the Committee, while the achievement of goals for average working capital to sales was assigned a weighting of 20% by the Committee. Considering the manufacturing nature of the Company’s business, the Committee felt that correlating 20% of the financial performance component to average working capital to sales would motivate the Named Executive Officers to properly manage receivables and inventory in relationship to sales.
     In general, the Committee seeks to establish target levels for financial performance goals which are equivalent to goals reflected in the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors, at least in years when the budget anticipates an increase in the financial performance measure over the previous fiscal year. The 2007 operating income target established by the Committee was $23.7 million, which corresponds to the budgeted amount for fiscal 2007. The 2007 target for average working capital to sales was 27.8%, which was also the percentage reflected in the Company’s fiscal 2007 operating budget. As noted above, the target figures for operating income and working capital to sales both disregard any income contributed from acquisitions made during fiscal 2007.
     The Committee also approved the use of individual performance objectives to determine a portion of the annual cash incentives under the 2007 MIP, usually 20%. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to their respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as safety, customer service, market share, on-time delivery, cost reduction and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as cost reduction, sales requirements or manufacturing efficiency ratios. Others are subjective in nature, such as performance objectives tied to the development of management personnel or the creation and implementation of new sales and distribution networks.
     The 2007 MIP establishes a target cash incentive amount for each Named Executive Officer (each a “Target Bonus”). The Target Bonus for each Named Executive Officer was 35% of his respective base salary, except for Mr. Parod whose Target Bonus was set at 60%. In each case, a Target Bonus represents the total bonus a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2007 MIP.
     Under the 2007 MIP, a Named Executive Officer could earn a portion of his Target Bonus if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the amount of bonus earned under the financial performance component and the individual performance component, and those two components are then added together to determine the final bonus awarded to a Named Executive Officer. The financial performance component is calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level, then that Named Executive Officer will receive no bonus under the Company financial performance component. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Bonus available under the financial performance component):

		Average	Percentage of Target Bonus
	Operating	Working Capital	Available for Financial
	Income (80%)	to Sales (20%)	Performance Component
Threshold	$11.9 million	33.2%	15%
Intermediate	$17.8 million	30.5%	75%
Target	$23.7 million	27.8%	100%
Maximum	$35.6 million	24.3%	200%
     Likewise, the bonus awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Bonus available under the individual performance component):

Percentage of Target Bonus Available for
Performance Level	Individual Component
Does not meet objectives	0%
Meets some objectives	50%
Meets most objectives	75%
Meets all objectives	100%
Exceeds objectives	150%
Significantly exceeds objectives	200%
     Both the financial and individual performance component calculations offer reduced bonuses for performances that fall short of the desired target level in order to provide constant motivation during down cycles. By doing so, the Committee hoped to partially counteract the cyclical nature of the Company’s business.

Likewise, the receipt of an award under one component is not contingent upon meeting a certain performance standard under the other component. For example, an executive who has met all of his individual performance objectives would still receive a bonus payment under the individual component even if the Company failed to meet the threshold financial performance objectives. Conversely, an executive who has failed to meet any of the individual performance objectives could still receive a bonus under the Company financial performance component. If any sort of unplanned event should arise, the 2007 MIP gives the Committee the discretion to change the rules, standards or procedures affecting a Named Executive Officer’s bonus payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2007 MIP:

An officer receiving a base salary of $200,000 would be eligible for a Target Bonus of $70,000 (35% of his base salary). $56,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Bonus), whereas $14,000 of that amount would be attributable to the officer’s individual performance component (20% of the Target Bonus). If the Company generated Operating Income of $23.7 million, an average Working Capital to Sales ratio of 30.5%, and the officer exceeded all of his personal performance objectives, he would receive a total bonus of $74,200, calculated as follows:
Company Financial Performance Component: $44,800A + $8,400B = $53,200
     A Operating Income Subcomponent: $56,000 * 0.80 *1.00 performance multiplier
     B Average Working Capital to Sales Subcomponent: $56,000 * 0.20 *0.75 performance multiplier
Individual Performance Component: $14,000 X 150% performance multiplier = $21,000
Total Bonus Awarded: $53,200 + $21,000 = $74,200.
          During fiscal 2007, for purposes of the 2007 MIP, the Company recorded Operating Income of $23.1 million and Average Working Capital to Sales of 31.3%. Both of these figures were adjusted to subtract operating income from acquisitions made during fiscal 2007. As a result, the Financial Performance Component of the annual incentive payments made to the Named Executive Officers was based on Operating Income at the $23.1 million level for a performance multiplier of 98% times 80% and on Average Working Capital at the 31.3% level for a performance multiplier of 58% times 20%. At its meeting on October 15, 2007, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2007 MIP. In addition, after the conclusion of fiscal 2007, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the Individual Performance Component of the 2007 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2007 MIP ranging from 97% to 108%.
          Long Term Incentive Compensation. The long term incentive component is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2007, the Committee decided to use a combination of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) awarded in tandem in order to provide the Company’s Named Executive Officers with long term incentive compensation. Both PSUs and RSUs were granted pursuant to the Company’s 2006 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2006, except for the cash RSUs granted to Mr. Haidar described in the next paragraph. PSUs represent a right to receive a certain dollar amount at a specified time in the future payable in common stock, cash or a combination thereof if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period.
          RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the period leading up to the payout of the RSU.

RSUs are designed primarily to encourage retention of executive officers and key employees. RSUs may also be paid in cash or a combination of shares and cash. Both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2007 also provided the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend (i.e. other than regular quarterly dividends) paid by the Company while the PSUs and RSUs are outstanding. The Committee has adopted a policy regarding the timing of grants of PSUs and RSUs to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has filed its Annual Report on Form 10-K for the prior fiscal year. Consistent with the Committee’s policy regarding PSU and RSU awards made to new hires, Barry Ruffalo was awarded RSUs during fiscal 2007 but not awarded PSUs. The Committee plans to award both PSUs and RSUs to Mr. Ruffalo during fiscal 2008. Additionally, during fiscal 2007 the Committee chose to grant an award to Samir Haidar consisting entirely of cash RSUs. These cash RSUs contain the same vesting provisions and substantive terms as the standard RSUs, except the cash RSUs are payable in cash instead of common stock. This was done to avoid foreign tax and securities law issues associated with Mr. Haidar’s status as a foreign employee.
          The PSUs and RSUs have a three-year vesting period. The PSUs awarded during fiscal 2007 will not become realizable until fiscal 2010. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into Company common stock or become worthless. The RSUs awarded during fiscal 2007 will ratably vest over the same three-year performance period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officers continue their employment with the Company. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee plans to make subsequent grants of PSUs and RSUs that will also feature three-year performance periods. The Committee has granted PSUs and RSUs in fiscal 2008 that will become fully realizable in fiscal 2011 and plans to grant additional PSUs and RSUs in fiscal 2009 that will become fully realizable in fiscal 2012. The Committee hopes that this will create a layering effect that will provide constant motivation and alignment of executive and shareholder interests extending into the future. The Committee formulates a target long-term incentive award amount for each Named Executive Officer and then awards 70% of that award amount in the form of PSUs and the other 30% in the form of RSUs. The Committee hopes that a complement award of PSUs and RSUs in such proportions will create an optimal mix that simultaneously promotes sustained long-term performance, goal alignment and retention.
          The Committee selected PSUs and RSUs for long term incentive awards instead of stock options because the expense under generally accepted accounting principles associated with grants of stock options was thought to be greater than the perceived value of options to the recipients. Also using shares as opposed to options to make awards reduces the number of shares required to deliver equivalent value to the recipients. However, the Committee took note that PSU target awards and RSU awards count against the total shares available under the 2006 Long Term Incentive Plan at a two to one ratio whereas options count against the total shares available on a one to one ratio.
          Although the Committee uses equity-based compensation in connection with the long-term incentive portion of the Company’s executive compensation program, neither the Committee nor the Company have adopted any stock ownership guidelines or policies for its Named Executive Officers and, accordingly, the Committee does not consider such guidelines in connection with establishing the levels of equity-based compensation awarded to the Company’s Named Executive Officers.
          The specific terms of the PSU and RSU grants made to the Named Executive Officers for fiscal 2007 are as follows:
          PSUs Awards. Based on the recommendation of Mercer, the Committee determined that 70% of the long-term incentive award granted to each Named Executive Officer (other than Messrs. Ruffalo and Haidar) would consist of PSUs. Each PSU awarded in fiscal 2007 has a three-year performance period running though the end of fiscal 2009 (i.e. August 31, 2009) and will vest on November 1st of fiscal 2010. Based primarily on Mercer’s recommendation, the Committee chose Revenue Growth and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives. The Committee decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value.
          Ultimately, the Committee chose to correlate PSU payouts to Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone would allow Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU awards. To prevent such an occurrence, the Committee decided to weight RONA and Revenue Growth equally. Although the Committee feels that Revenue Growth and RONA reasonably approximate the connection between executive performance and shareholder value, future developments could possibly prompt the Committee to tailor subsequent PSU and RSU awards according to different performance measures.
          “Revenue Growth” is the average annual percentage increase in the Company’s consolidated operating revenues for each year during the applicable period. Accordingly, if the Company had year over year growth in its consolidated operating revenues of 13%, 6% and 17% during a three-year performance period, the Revenue Growth for purposes of PSU payouts for that performance period would be the average of the individual year increases or 12%. RONA was calculated in the following manner:

Net Income
Average*Total Assets – (Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

*	- These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.
For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues or expenses associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.
          The Committee has established the following three-year average performance measures and conversion percentages for Revenue Growth and RONA for the PSUs awarded in fiscal 2007:

	Revenue Growth	RONA
Threshold	6%	9%
Target	14%	11%
Maximum	17%	14%
          The Committee selected target performance measures that were within the range of the long term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2006 Annual Report. The Committee attempted to establish threshold and maximum performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. If the Company fails to meet the Threshold performance level for either Revenue Growth or RONA over the three-year performance period, then there will be no PSU payout at the end of the performance period, even if the other factor achieves the Threshold or higher level.
          At the Threshold level for both performance measures each PSU will convert into one-half share of stock, and this ratio increases to one share of stock if the Target level is achieved for both performance measures and two shares of stock if the Maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 2 to 1 used at the Maximum level for both performance measures was appropriate because it believed the Maximum levels were aggressive goals that would be difficult to achieve. As a result, the number of shares each PSU will convert into based on varying achievements of the performance levels for Revenue Growth and RONA are set forth in the following matrix:

	RONA
REVENUE GROWTH	Threshold	Target	Maximum
Maximum	1.00	1.4142	2.00
Target	0.7071	1.00	1.4142
Threshold	0.50	0.7071	1.00
          The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.
          The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2007.

Assume that the Company achieves Revenue Growth of 13% in 2007, 14% in 2008 and 15% in 2009. This results in a 14% average three-year Revenue Growth for the relevant performance period, which meets the Target performance level for Revenue Growth. Assume that the Company achieved RONA of 8% in 2007, 9% in 2008 and 10% in 2009. This results in a 9% average three-year RONA for the performance period, which meets the Threshold performance level for RONA. Accordingly, the executive’s 1,000 PSUs will convert into 707 shares of common stock.
          In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out as if the Company had achieved a probable or expected level of revenue growth or RONA. If any of the Company’s financial statements are restated as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.
          RSU Awards. The Committee determined that the remaining 30% of each Named Executive Officer’s long-term incentive award should consist of RSUs. The RSUs awarded in fiscal 2007 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1st of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company (the RSUs awarded to Mr. Ruffalo will also vest annually on each November 1st, however the total duration of their term will be less than three years because Mr. Ruffalo was hired mid-year during fiscal 2007 and received his RSUs in March of 2007). Upon vesting, each RSU converts into a share of the Company’s common stock, except for the cash RSUs granted to Mr. Haidar which will be settled in cash based on the fair market value of the Company’s common stock on the applicable vesting date. Accordingly, if a Named Executive Officer received 600 RSUs for fiscal 2007 and remained employed with the Company, 200 of those RSUs would convert into 200 shares of common stock on November 1, 2007. Another 200 RSUs would convert to stock on November 1, 2008, and then the final 200 RSUs would convert to stock on November 1, 2009. Additionally, the RSUs will fully vest upon a change in control of the Company.
          In determining the number of PSUs and RSUs granted to the Named Executive Officers for fiscal 2007, the Committee first established a dollar value of the total PSUs and RSUs to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. The initial dollar value for Mr. Parod was set at $460,000. The Committee determined this amount by considering the value of other compensation available to Mr. Parod and then calculating the amount of PSUs and RSUs that would be necessary to provide him with a total compensation package which reflected the median of total compensation paid to individuals holding similar positions for similar companies. The dollar values of PSUs and RSUs granted to the Named Executive Officers other than Mr. Parod were based on initial recommendation made to the Committee by Mr. Parod. In each case, the dollar value was divided by the closing sale price of the Company’s common stock on the grant date ($34.07 as of December 1, 2006) to convert the dollar value into a total number of stock units initially awarded to each Named Executive Officer. Of these total stock units, 70% were designated as PSUs and 30% were designated as RSUs. While the dollar value of PSUs was based upon a payout ratio of 1 to 1, the actual PSU payout ratio may be as low as 0 to 1 if the Company fails to meet the threshold performance level for either performance measure. Alternatively, the PSU payout ratio may be as high as 2 to 1 if the Company meets or exceeds the maximum performance level for both performance measures.
          In January 2007, the Committee reevaluated its awards of PSUs to certain executive officers, including Mr. Denman. Mr. Parod had asked the Committee to reconsider the award of PSUs to these officers because it was likely that each of them would retire from the Company prior to the expiration of the three-year performance period associated with the PSUs and, accordingly, the PSUs would have no value to them. The Committee took this recommendation under advisement and at a meeting later in January the Committee cancelled the PSUs granted to Mr. Denman and replaced them with additional RSUs having an equivalent value as of the grant date. Each of the RSUs has a three-year ratable vesting schedule beginning on November 1, 2007.
          Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, a personal automobile is provided to Mr. Parod according to the terms of his employment agreement. The benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans. Additionally, during fiscal 2007 the Company paid certain moving expenses on behalf of Mr. Ruffalo. These expenses consisted of costs incurred to assist with the sale of his primary residence and customary relocation expenses.
     Termination Payments. The Company does not provide its Named Executive Officers with any “parachute” or other compensation that is triggered by a change in control of the Company except that all stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change of control transaction. Also, in the event of a change in control any outstanding PSUs will convert into a pro-rated amount of Company common stock dependent upon the amount of time that the Named Executive Officers held the PSUs prior to the change in control. Any outstanding RSUs will fully vest upon a change in control.
          The Company has entered into employment agreements with Richard Parod, Owen Denman and Barry Ruffalo which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to two times his annual salary and target bonus in effect on his termination date. In the case of Mr. Denman, he will be entitled to continue to receive an amount equal to his then current salary for a period of one year from the date of such termination or, if shorter, the then current term of his employment agreement. In the case of Mr. Ruffalo, he will be entitled to receive six months of salary. These provisions were specifically negotiated between the Company and Messrs. Parod, Denman and Ruffalo at the time they joined the Company and were considered necessary in order to attract and retain them and are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.
     Tax Considerations. The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, where practicable, the deductibility of all compensation payments to the Company’s executive officers. However, Mr. Parod’s taxable compensation for 2007 exceeded Section 162(m)’s $1.0 million threshold. As a result, the Company was unable to deduct $1.3 million of the officer compensation paid to Mr. Parod.

Executive Compensation
          The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Other than Mr. Ruffalo, each Named Executive Officer was employed by the Company during all of fiscal 2007. Mr. Ruffalo joined the Company in March 2007.
SUMMARY COMPENSATION TABLE

							Non-Equity
				Stock		Option	Incentive Plan	All other
Name and Principal		Salary	Bonus	Awards		Awards	Compensation	Compensation		Total
Position	Year	($)	($)	($)		($)	($) (4)	($)		($)
Richard W. Parod	2007	411,023	—	452,182	(1)	—	226,700	17,827	(5)	1,107,732
President and Chief	2006	378,500	—	153,658	(1)	183,024	395,206	6,849		1,117,237
Executive Officer	2005	362,250	—	—		229,779	43,035	7,388		642,452

David B. Downing	2007	253,692	—	157,269	(1)	—	84,000	11,554	(6)	506,515
Chief Financial Officer, Senior Vice President-	2006	220,000	—	25,616	(1)	30,504	135,366	7,885		419,371
Finance, Secretary and Treasurer	2005	210,000	—	—		153,186	15,729	51,365		430,280

Owen S. Denman	2007	216,740	—	157,083	(2)	—	53,650	3,265	(7)	430,738
CEO—Barrier Systems,	2006	49,500	—	67,500	(2)	—	—	—		117,000
Inc.	2005	—	—	—		—	—	—		—

Samir A. Haidar	2007	205,846	—	58,976	(3)	—	60,600	—		325,422
Vice President-	2006	169,138	—	18,780	(3)	—	24,711	—		212,629
International	2005	161,797	—	—		—	24,039	—		185,836

Barry A. Ruffalo	2007	103,500	—	47,093	(2)	—	31,400	122,077	(8)	304,070
President — North	2006	—	—	—		—	—	—		—
American Irrigation	2005	—	—	—		—	—	—		—

(1)	These awards consist of both restricted stock units and performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three year performance period. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the total number of restricted stock units and performance stock units awarded.

(2)	These awards consist entirely of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of restricted stock units awarded.

(3)	These awards consists of cash restricted stock units that provide a contingent right to receive a cash payment equal to the fair value of the Company’s common stock multiplied by the number of cash restricted stock units that vest on each applicable vesting date. The cash restricted stock units vest 33 1/3% per year over three years. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of cash restricted stock units awarded.

(4)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(5)	Consists of $4,812 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for calendar year 2007, $1,575 in premiums for supplemental life insurance for fiscal 2007 and $11,440 representing the fair market value of the use of a Company vehicle.

(6)	Consists of $10,730 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for calendar year 2007 and $824 in premiums for supplemental life insurance for fiscal 2007.

(7)	Consists of $3,265 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for calendar year 2007.

(8)	Consists of $2,919 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for calendar year 2007, $79,158 for relocation expenses and associated employment taxes related to the nondeductible portion of Mr. Ruffalo’s relocation expenses and a $40,000 signing bonus paid to Mr. Ruffalo in conjunction with the commencement of his employment with the Company.

     The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2006 Long-Term Incentive Plan.
GRANTS OF PLAN-BASED AWARDS

												All Other
												Option
			Number								All other	Awards:
			of Non-								Stock	Number		Grant
			Equity	Estimated Future Payouts Under							Awards:	of	Exercise	date fair
			Incentive	Non-Equity Incentive Plan			Estimated Future Payouts Under				Number	Securities	or Base	value of
			Plan	Awards			Equity Incentive Plan Awards				of Shares	Under-	Price of	stock and
			Units	Thres-		Maxi-	Thres-			Maxi-	of Stock	lying	Option	option
		Approval	Granted	hold	Target	mum	hold	Target		mum	or Units	Options	Awards	awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($/Sh)
Richard W. Parod	12/01/2006	11/21/2006	—	—	—	—	8,776 (1)	13,502	(1)	22,953 (1)	—	—	—	$34.07

David B. Downing	12/01/2006	11/21/2006	—	—	—	—	3,052 (1)	4,696	(1)	7,983 (1)	—	—	—	$34.07

Owen S.	12/01/2006	11/21/2006	—	—	—	—	—	1,409	(2)	—	—	—	—	$34.07
Denman	1/29/2007	1/29/2007						3,689	(2)					$30.36

Samir A. Haidar	12/01/2006	11/21/2006	—	—	—	—	—	1,761	(3)	—	—	—	—	—

Barry A. Ruffalo	03/22/2007	3/16/2007	—	—	—	—	—	1,530	(2)	—	—	—	—	$31.36

(1)	These awards consist of both restricted stock units and performance stock units granted in fiscal 2007 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest in fiscal 2010. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units may convert if Messrs. Parod and Downing maintain their employment with the Company for the entire vesting period and into which performance stock units will convert if certain threshold, target and maximum performance objectives are met.

(2)	These awards consist entirely of restricted stock units granted in fiscal 2007 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years. The amounts shown equal the number of shares of common stock into which the restricted stock units may convert if Messrs. Denman and Ruffalo maintain their employment with the Company for the entire vesting period.

(3)	As a foreign employee, Mr. Haidar received an award entirely in the form of cash restricted stock units. Upon vesting, each cash restricted stock unit converts into the right to receive a cash payment equal to the fair market value of one share of common stock on the applicable vesting date. These cash restricted stock units vest 33 1/3% per year over three years. The amount shown equals the number of shares of common stock that will be used to determine the cash payment to Mr. Haidar if he maintains his employment with the Company for the entire vesting period.

     The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
										Equity
								Equity		Incentive Plan
			Equity					Incentive Plan		Awards:
			Incentive Plan					Awards:		Market or
			Awards:					Number of		Payout Value
	Number of	Numbers of	Number of				Market Value	Unearned		of Unearned
	Securities	Securities	Securities			Number of	of Shares or	Shares, Units		Shares, Units
	Underlying	Underlying	Underlying			Shares or	Units of Stock	or Other		or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	That Have	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Not Been	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)		($)(4)
		50,000	—	14.00	3/8/2010	—	—	5,454	(1)	221,051
Richard W.	250,000			14.00	3/8/2010			4,051	(1)	164,187
Parod	36,000	9,000		21.52	4/24/2013			9,451	(2)	383,049
	27,000	18,000		25.77	4/22/2014
	9,000	13,500		24.29	8/15/2015
	4,500	18,000		19.33	11/8/2015
David B.	4,500	3,000	—	24.70	8/30/2014	—	—	909	(1)	36,842
Downing	6,000	9,000		24.29	8/15/2015			1,409	(1)	57,106
	750	3,000		19.33	11/8/2015			3,287	(2)	133,222
Owen S.	—	—	—			—	—	2,000	(1)	81,060
Denman								1,409	(1)	57,107
								3,689	(1)	149,515
Samir A. Haidar	5,000	—	—	18.50	4/27/2011	—	—	666	(3)	26,993
	2,000	—		24.50	5/3/2012			1,761	(3)	71,373
Berry A.	—	—	—			—	—	1,530	(1)	62,011
Ruffalo

(1)	These awards consist of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.

(2)	These awards consist of performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. These performance stock units cliff vest on November 1 following the end of their respective three year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

(3)	These awards consist of cash restricted stock units. The cash restricted stock units vest in the same manner as the restricted stock units described in footnote (1) above. However, upon vesting, each one of the cash restricted stock units converts into the right to receive a cash payment equal to the market value of one share of Company common stock on the vesting date.

(4)	The payout value of unearned shares or cash restricted stock units reflected in the above table has been estimated by multiplying the grant date fair value of the Company’s common stock by the target number of unvested shares or cash restricted stock units.

     The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard W. Parod	50,000	1,424,949	2,728	$87,405
David B. Downing	—	—	455	$14,578
Owen S. Denman	—	—	1,000	$32,040
Samir A. Haidar	—	—	334 (2)	$10,701 (2)
Barry A. Ruffalo	—	—	—	—

(1)	With the exception of Mr. Haidar, these awards consist of the portion of restricted stock units granted during fiscal 2006 that vested and converted into shares of Company common stock during fiscal 2007. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $32.04 closing price of the Company’s common stock on the November 1, 2006 vesting date.

(2)	Mr. Haidar’s award consisted of the portion of cash restricted stock units granted during fiscal 2006 that vested and converted into the right to receive a cash payment during fiscal 2007. The value realized upon vesting was calculated by multiplying the number of vesting cash restricted stock units by the $32.04 closing price of the Company’s common stock on the November 1, 2006 vesting date.
Pension Benefits
     The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Nonqualified Deferred Compensation
     The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Report of the Compensation Committee
On Executive Compensation
     The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the SEC.
Larry H. Cunningham, Chairman
Michael N. Christodolou
J. David McIntosh
William F. Welsh II
Compensation of Directors
     Directors who are not employees of the Company began fiscal 2007 receiving annual retainers of $24,000, plus $1,200 per day for attending meetings (including teleconference meetings of four hours or more) of the Board of Directors and $600 per day for other teleconference meetings of the Board of Directors or for attending any separate meetings of committees of the Board of Directors. Effective February 1, 2007, the Compensation Committee

increased the retainer paid to outside directors from $24,000 to $25,000 and increased the payment for attending meetings (including teleconference meetings of four hours or more) from $1,200 per day to $1,400 per day. Coincident with that increase, the Compensation Committee also increased the fee paid for teleconference meetings of the Board of Directors of less than four hours and for all other separate meetings of committees of the Board of Directors from $600 to $800.
     In addition, the Chairman of the Board of Directors began fiscal 2007 receiving $12,000 per year for serving in that capacity. The Compensation Committee increased that amount to $16,000 effective February 1, 2007. The Chairman of the Audit Committee is paid $8,000 per year for serving as such Chairman. The Chairman of the Compensation Committee began fiscal 2007 receiving $4,000 per year for serving as such Chairman. The Compensation Committee increased that amount to $6,000, effective February 1, 2007, in consideration of the increased demands placed on the Compensation Committee Chairman due to the changes in the Company’s incentive plans during fiscal 2007. Directors are reimbursed for expenses they incur in attending meetings.
     Additionally, each non-employee director receives an annual grant of restricted stock units with an award value of $35,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2006 Long-Term Incentive Plan (“2006 Plan”). Accordingly on January 29, 2007, each of Messrs. Buffett, Christodolou, Cunningham, McIntosh, Nahl and Welsh received an award of 1,153 restricted stock units. The restricted stock units vested on November 1, 2007.
     The following table sets forth the compensation paid to the Company’s directors in fiscal 2007. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this proxy statement.
DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in		Option	Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)
Howard G. Buffett	30,984	35,000	—	—	—	—	65,984
Michael N. Christodolou	56,384	35,000	—	—	—	—	91,384
Larry H. Cunningham	41,951	35,000	—	—	—	—	76,951
J. David McIntosh	40,984	35,000	—	—	—	—	75,984
Michael C. Nahl	37,184	35,000	—	—	—	—	72,184
William F. Welsh II	50,384	35,000	—	—	—	—	85,384

(1)	These awards consist of restricted stock units granted in fiscal 2007 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vested on November 1, 2007.
Compensation Committee Interlocks
and Insider Participation
     During fiscal 2007, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Report of the Audit Committee
     The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     The Audit Committee is comprised of William F. Welsh II (as Chairman), Michael N. Christodolou, J. David McIntosh and Michael C. Nahl, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the New York Stock Exchange.
     The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
     The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2007 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required by Statement on Auditing Standard No. 61. In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by Independence Standards Board Standards No. 1.
     Based on the reviews and discussions described above, the Audit Committee has recommended to the full board of directors that the audited financial statements of the Company for the year ended August 31, 2007 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
William F. Welsh II, Chairman
Michael N. Christodolou
J. David McIntosh
Michael C. Nahl
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
     KPMG LLP, the Company’s independent auditor since 2001, has been appointed by the Audit Committee as the independent auditor for the Company and its subsidiaries for the fiscal year ending August 31, 2008. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.
     If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2008 if it determines that it would be in the Company’s best interests.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING AUGUST 31, 2008.
     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services
     The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$912,000	$739,000
Audit-Related Fees (2)	$21,500	$14,000
Tax Fees (3)	$104,500	$34,000
All Other Fees (4)	$96,500	$189,000

(1)	Audit fees consist of the audit of the Company’s 2007 and 2006 annual financial statements and review of the Company’s quarterly financial statements during 2007 and 2006.

(2)	Audit-related fees were for audits of the Company’s employee benefit plans.

(3)	Tax fees were for tax compliance.

(4)	All other fees were for financial due diligence of acquisition targets.
     As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2007 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.
SUBMISSION OF STOCKHOLDER PROPOSALS
     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 31, 2007. Stockholder proposals submitted for presentation at the Annual Meeting received after that date will be considered untimely. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company’s common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by December 31, 2007. Only stockholders of record as of December 4, 2007 are entitled to bring business before the Annual Meeting or make nominations for directors.
     In order to be included in the Company’s proxy statement and form of proxy relating to its next annual meeting, stockholder proposals must be submitted by August 30, 2008 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.
OTHER MATTERS
     Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 12, 2007.
     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.
     Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual Director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s Directors shall attend, and will generally be available to discuss stockholder concerns at, the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s annual meeting.
     The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ David B. Downing

David B. Downing, Secretary

Omaha, Nebraska December 20, 2007

LINDSAY CORPORATION
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 28, 2008 AND AT ANY ADJOURNMENT THEREOF.
     The undersigned hereby authorizes the Board of Directors of Lindsay Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate office, 2707 North 108th Street, Suite 102, Omaha, Nebraska, on Monday, January 28, 2008, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 28, 2008, the Proxy Statement for the Annual Meeting and the Company’s 2007 Annual Report to Stockholders prior to the signing of this proxy.
(continued and to be signed on the reverse hereof)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT AUDITOR.

1. ELECTION OF DIRECTOR.	Michael N. Christodolou	☐	FOR the nominee listed at left for term to expire in 2011	☐	WITHHOLD AUTHORITY to vote for the nominee listed at left

	J. David McIntosh	☐	FOR the nominee listed at left for term to expire in 2011	☐	WITHHOLD AUTHORITY to vote for the nominee listed at left

2. AUDITOR. Ratification of the appointment of KPMG LLP as the independent auditor for the fiscal year ending August 31, 2008.	☐ For	☐	Against	☐	Abstain

3. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on November 12, 2007.

Address Change? Mark Box ☐ indicate changes below:

Date

Signature(s) in Box
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PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.